UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number   000-22227
                                           ------------

                           PROBUSINESS SERVICES, INC.
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             (Exact name of registrant as specified in its charter)


             4125 HOPYARD ROAD, PLEASANTON, CA 94588, (925) 737-3500
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       including area code, of registrant's principal executive offices)


                         Common Stock, par value $0.001
    (including the associated participating preferred stock purchase rights)
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(ii)    [_]
        Rule 12g-4(a)(1)(ii)    [_]             Rule 12h-3(b)(2)(i)     [_]
        Rule 12g-4(a)(2)(i)     [_]             Rule 12h-3(b)(2)(ii)    [_]
        Rule 12g-4(a)(2)(ii)    [_]             Rule 15d-6 Rule         [_]
        12h-3(b)(1)(i)          [X]

         Approximate number of holders of record as of the certificate or notice date: one (1) holder of record.

         Pursuant to the requirements of the Securities Exchange Act of 1934, ProBusiness Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





                                            By:  /s/ Karen E. Dykstra
                                                 -----------------------------
                                                 Name:   Karen E. Dykstra
                                                 Title:  Vice President



Date:  June 23, 2003